Exhibit 99.1
Contact:
News Release	Investors:	Kerry K. Calairo +1 212 837-0880 kerry.calaiaro@willis.com

Media:	Dan Prince +1 212 837-0806 daniel.prince@willis.com

Willis Appoints Adam Ciongoli as General Counsel

Mary Caiazzo Promoted to Chief Legal Officer

New York, March 28, 2007 - Willis Group Holdings, Ltd. (NYSE: WSH), the global insurance broker, announced today the appointment of Adam Ciongoli as General Counsel of Willis Group Holdings effective immediately. Ciongoli will oversee legal, compliance and audit functions. In addition, Ciongoli will become a member of the Willis Partners Group.

Commenting on today’s appointment, Joe Plumeri said, “We are delighted to welcome Adam to Willis. Adam’s background is a perfect fit with our best practices approach to business standards. During his career, Adam has had extensive experience working in regulated environments in the US, UK and Europe. We are all looking forward to working with Adam and to his contributions to our Company.”

Ciongoli was most recently law clerk to US Supreme Court Justice Samuel A. Alito, Jr. and has served as a special consultant to the New York City Police Department. Previously, he was Senior Vice President and General Counsel for TimeWarner Europe, and Counselor to the United States Attorney General.

Also today, Willis announced the promotion of Mary Caiazzo to the newly created position of Chief Legal Officer of Willis Group Holdings. In this new role, Caiazzo, who has been with Willis for 9 years, will oversee the Company’s legal functions throughout the world. She will become a member of the Partners Group.

Mr. Plumeri concluded, “With Mary’s demonstrated leadership within Willis North America, we are grateful that she is expanding her responsibilities throughout the organization. As Willis’ top lawyer, we know that her experience and skill set will enhance our legal capabilities worldwide.”

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Including our Associates, we have over 300 offices in some 100 countries, with a global team of approximately 16,000 employees serving clients in some 190 countries. Additional information on Willis may be found on its web site www.willis.com.